Exhibit 3.1

AMENDED AND

RESTATED

ARTICLES OF INCORPORATION

OF

INFINITY OIL & GAS COMPANY

The undersigned President of INFINITY OIL & GAS COMPANY (the “Corporation” or the “corporation”) does hereby certify that:

1. The Corporation was originally incorporated under the name Infinity Oil & Gas Company, and the original Articles of Incorporation of the corporation were filed with the Secretary of State of the State of Nevada on August 21, 2012;

2. These Amended and Restated Articles of Incorporation, which shall become effective as of October 30, 2013 at 10:00 a.m. and shall amend and restate the original Articles of Incorporation of the Corporation and any subsequent amendment made thereto in their entirety, have been duly adopted by the Board of Directors of this Corporation, and have also been duly adopted by the affirmative vote of stockholders holding at least a majority of the voting power of this Corporation entitled to vote thereon, in accordance with Nevada Revised Statutes Sections 78.390 and 78.403 and the Corporation’s original Articles of Incorporation, and

3. The correct text of the Amended and Restated Articles of Incorporation so approved by the Board of Directors and the stockholders of this Corporation is as follows:

ARTICLE I

This corporation is incorporated pursuant to the laws of the State of Nevada.

ARTICLE II

The name of this corporation is: Ignyta, Inc.

ARTICLE III

The duration of this Corporation shall be perpetual.

ARTICLE IV

The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Nevada Revised Statutes.

ARTICLE V

A. The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.00001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.00001.

B. Upon the effectiveness of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), each one hundred (100) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined and converted, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Reverse Stock Split”). Fractional shares, if any, will be rounded up to the next whole share. The Reverse Stock Split shall occur whether or not the certificates representing shares of Old Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated. The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split, and the number of shares of Common Stock the Corporation is authorized to issue, as set forth in Section A of this Article V, shall not be reduced or otherwise affected by the Reverse Stock Split.

C. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional, voting or other rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article V, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional, voting or other rights and qualifications, limitations and restrictions. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

D. No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation, whether now or hereafter authorized, which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for. or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

E. The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article V shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VI

The stock of this Corporation shall not be subject to any assessment to pay the debts of the Corporation.

ARTICLE VII

A. The governing body of this Corporation shall be known collectively as the Board of Directors and individually as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the Bylaws of this Corporation, provided that the number of directors shall not be reduced to less than one (1).

B. Names of Initial Directors, Omitted.

C. The holders of shares of Common Stock shall not be permitted to cumulate their votes for the election of directors.

ARTICLE VIII

The directors, without restriction or limitation, shall have all of the powers and authorities expressly conferred upon them by the laws of the State of Nevada, and the Bylaws of the Corporation may confer powers upon the directors in addition to the powers and authorities expressly conferred upon them by the laws of the State of Nevada. In addition and without limitation to the other powers now or hereafter conferred upon the Board of Directors by these Amended and Restated Articles of Incorporation, by the Bylaws of the Corporation, or the laws of the State of Nevada, the Board of Directors may from time to time (a) distribute to the stockholders in partial liquidation, out of the capital surplus of the Corporation, a portion of the corporate assets, in cash or in kind, and the Board of Directors may cause the Corporation to purchase, take, receive, or otherwise acquire its own shares out of the capital surplus of the Corporation, (b) make distributions to stockholders of assets or cash belonging to the Corporation in partial liquidation of the assets of the Corporation, and/or (c) sell or acquire stock or assets of this Corporation without stockholders’ approval; subject, in each case, to any limitations contained in the Nevada Revised Statutes.

ARTICLE IX

A director or officer of the corporation shall not be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (b) in the case of directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended. Indemnification by the corporation of directors, officers or other agents of the corporation may be authorized by the Bylaws of the corporation or by resolution of the Board of Directors of the corporation, to the fullest extent permitted Under Nevada law at the time such indemnification is granted. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified by the corporation. Any repeal or modification of this Article IX by the stockholders of the corporation or of the indemnification provisions of the corporation’s Bylaws by the Board of Directors or the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing prior to the date when such repeal or modification becomes effective.

ARTICLE X

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained herein, or to add any provision hereto, from time to time, and in any manner now or hereafter prescribed or permitted by the Nevada Revised Statutes, and all rights and powers conferred upon directors and stockholders hereby are granted, subject to this reservation.

ARTICLE XI

The Bylaws of the Corporation shall be adopted by the Board of Directors. Subject to the Bylaws, if any, adopted by the stockholders of the Corporation, the power to amend, alter, change, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors of the Corporation.

ARTICLE XII

The Corporation’s Registered Agent for Service of Process is a Commercial Registered Agent by the name of National Corporate Research, Ltd.

4. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of these Amended and Restated Articles of Incorporation is: 8,000,000 shares (91.6%).

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CONSENT

The number of shares of the corporation outstanding and entitled to vote on these Amended and Restated Articles of Incorporation is 8,733,600 shares of Common Stock, and these Amended and Restated Articles of Incorporation have been consented to and approved by stockholders holding at least a majority of such shares.

IN WITNESS WHEREOF, the Corporation has caused the undersigned, President of the Corporation, to execute, file and record these Amended and Restated Articles of Incorporation. The effective date of these Amended and Restated Articles of Incorporation shall be October 30, 2013 at 10:00 a.m.

/s/ Betty Sytner
Betty Sytner, President
Dated: October 21, 2013

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Infinity Oil & Gas Company

2. The articles have been amended as follows: (provide article numbers, if available)

On October 24, 2013, the corporation filed amended and restated Articles of Incorporation with a future effective date and time of October 30, 2013 at 10 a.m. Pacific Time. On October 29, 2013, the corporation’s Board of Directors and stockholders holding a majority of corporation’s outstanding voting power, approved a change in the effective date and time for the amended and restated Articles of Incorporation to October 31, 2013 at 10 a.m.

As a result, the amended and restated Articles of Incorporation filed on October 24, 2013 are hereby amended to have an effective date and time of October 31, 2013 at 10 a.m. Pacific Time.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 8,000,000 shares (91.6%)

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11